                                     ANNUAL
                                FINANCIAL REPORT






                               DECEMBER 31, 2003

                          NEW ALTERNATIVES FUND, INC.
                              FINANCIAL HIGHLIGHTS
               STATEMENT OF PER SHARE INCOME AND CAPITAL CHANGES

                  For each share of capital stock outstanding*

                                                 Year       Year      Year       Year      Year       Year
                                                  End        End       End        End       End        End
                                                12/31      12/31     12/31      12/31     12/31      12/31
                                                 2003       2002      2001       2000      1999       1998

NET ASSET VALUE AT BEGINNING
OF PERIOD                                      $24.21     $34.71    $41.29     $28.85    $28.54     $32.07
                                              -------    -------   -------    -------   -------    ------

Investment income                               $0.58      $0.62     $0.75      $0.79     $0.66      $0.52

Expenses                                         0.37       0.37      0.43       0.42      0.38       0.37
                                                -----      -----     -----      -----     -----      ----

Net investment income                            0.21       0.25      0.32       0.37      0.28       0.15
Net realized & unrealized
gain (loss) on investment                        5.48     (10.50)    (5.45)     14.56      2.14      (3.22)
                                                -----     -------    ------    ------     -----      ------

Total from investment operations                 5.69     (10.25)    (5.13)     14.93      2.42      (3.07)

Distributions from net
investment income                               (0.21)     (0.25)    (0.32)     (0.37)    (0.28)     (0.15)
Distributions from net
realized gain                                   (0.00)     (0.00)    (1.13)     (2.12)    (1.83)     (0.16)
                                                ------     ------    ------     ------    ------     ------

Total distributions                             (0.21)     (0.25)    (1.45)     (2.49)    (2.11)     (0.31)

Net change in net asset value                    5.48     (10.50)    (6.58)     12.44      0.31      (3.53)
                                                -----     -------    ------    ------     -----      ------
Net asset value as of end
of the period                                  $29.69     $24.21    $34.71     $41.29    $28.85     $28.54
                                              =======    =======   =======    =======   =======    ======

Total return
(Sales load not reflected)                      23.5%     -29.5%    -12.4%      51.7%      8.5%     -10.0%

Net assets, end of period
(in thousands)                                $44,901    $36,723   $49,245    $52,773   $32,555    $33,021

Ratio of operating expense
to net assets**                                 1.39%      1.32%     1.14%      1.11%     1.13%      1.18%

Ratio of net investment income
to average net assets**                         0.82%      0.89%     0.87%      1.01%     0.89%      0.49%

Portfolio turnover**                            32.7%      32.6%     29.3%      59.7%     87.3%      32.4%

Number of shares
outstanding at end of period***             1,512,199  1,516,709 1,368,171  1,211,783 1,058,230  1,156,952



                                                 Year       Year      Year       Year      Year       Year       First
                                                  End        End       End        End       End        End       Seven
                                                12/31      12/31     12/31      12/31     12/31      12/31      Months
                                                 1997       1996      1995       1994      1993       1992   4/30/1983
                                                                                                              ****
NET ASSET VALUE AT BEGINNING
OF PERIOD                                      $30.87     $30.51    $28.14     $30.00    $29.95     $29.19     $ 12.50
                                              -------    -------   -------    -------   -------    -------    -------

Investment income                               $0.64      $0.73     $0.75      $0.72     $0.62      $0.62      $ 0.38

Expenses                                         0.38       0.39      0.40       0.40      0.33       0.28        0.20
                                                -----      -----     -----      -----     -----      -----       ----

Net investment income                            0.26       0.34      0.35       0.32      0.29       0.34        0.18
Net realized & unrealized
gain (loss) on investment                        3.16       3.72      5.14      (1.43)     0.58       1.10        3.08
                                                -----      -----     -----      ------    -----      -----       ----

Total from investment operations                 3.42       4.06      5.49      (1.11)     0.87       1.44        3.26

Distributions from net
investment income                               (0.26)     (0.34)    (0.35)     (0.32)    (0.29)     (0.34)      (0.18)
Distributions from net
realized gain                                   (1.96)     (3.36)    (2.77)     (0.43)    (0.53)     (0.34)      (0.19)
                                                ------     ------    ------     ------    ------     ------      ------

Total distributions                             (2.22)     (3.70)    (3.12)     (0.75)    (0.82)     (0.68)      (0.37)

Net change in net asset value                    1.20       0.36      2.37      (1.86)     0.05       0.76        2.89
                                                -----      -----     -----      ------    -----      -----       ----
Net asset value as of end
of the period                                  $32.07     $30.87    $30.51     $28.14    $30.00     $29.95     $ 15.39
                                              =======    =======   =======    =======   =======    =======    =======

Total return
(Sales load not reflected)                      11.1%      13.3%     19.5%      -3.7%      2.9%       4.9%       10.4%

Net assets, end of period
(in thousands)                                $37,941    $35,549   $32,236    $28,368   $31,567    $28,896        $163

Ratio of operating expense
to net assets**                                 1.15%      1.21%     1.28%      1.30%     1.11%      1.04%       1.08%

Ratio of net investment income
to average net assets**                         0.79%      1.04%     1.12%      1.04%     0.96%      1.25%       1.69%

Portfolio turnover**                            53.9%      51.2%    48.72%      33.0%    18.36%      13.1%       74.5%

Number of shares
outstanding at end of period***             1,111,377  1,038,561   965,769    984,847 1,026,460    945,006      10,592


*    All adjusted for two for one share split on July 26, 1985 and January 2,
     1990
**   Annualized (includes state taxes)
*** Shares immediately prior to dividend - Fund commenced operation on September 3, 1982
**** At this time the Fund was on a fiscal year. Table for 1983-1990 is available on request. Deleted to make space.

The accompanying notes are an integral part of these financial statements.

MANAGEMENTS'S DISCUSSION OF FINANCIAL PERFORMANCE FOR THE YEAR 2003


FUND PERFORMANCE: The Fund was up 23.51% for the year, improving after a difficult first quarter when focus in the country was on the recession, unemployment, and the then upcoming invasion of Iraq.

FACTORS AFFECTING THE FUND:

National Energy Policy: Congress again failed to approve long anticipated energy legislation. Portions of the defeated legislation included support for Solar Energy, Fuel Cells and an extension of tax credits for wind power - all areas in which the Fund invests. The absence of policy left alternative energy companies without incentive to expand their businesses in America, and investors uncertain. Individual state government programs and policies of foreign governments were more encouraging.

Investments in dividend paying shares performed relatively well, benefiting the Fund's investments in hydroelectric and natural gas utilities. Interest rates remained low, and taxes on dividends were reduced making these shares attractive to investors seeking income.

The value of the American dollar declined relative to the currency in Europe and Japan, benefiting the value of overseas shares, but reducing the income of foreign companies selling products in the United States.

Corporate scandals and accounting issues continued to cause investor apprehension, and shares of several of the Fund's portfolio holdings declined on account of them - most particularly AstroPower, a solar cell manufacturer which never filed its accounting reports and then declared bankruptcy in February 2004.

Energy prices were mixed, with natural gas prices higher on account of increased use of natural gas, but wholesale electricity prices were low on account of overbuilding of natural gas-fired electric power plants several years ago. There has also been a decline in reserves of natural gas. The higher natural gas prices benefits fuel cells and modern gas turbines which are very efficient in producing electricity, but the lower electricity prices are negative.

In August, a major failure in the electricity grid on the East Coast, and several failures of electric systems in Europe, reinvigorated some interest in electric reliability and distributed generation (smaller localized power plants), which benefited share prices of the Fund's fuel cell investments.

PORTFOLIO HOLDINGS AND CHANGES:

SOLAR ENERGY: The Fund sold its shares of AstroPower, the largest US independent solar manufacturer, when the company was delisted due to its failure to file accounting reports. It remains uncertain what happened to the company which had previously reported growing profit and adequate finances. The Fund also sold its shares of Spire Corporation, which produces solar panel fabricating equipment, when that company delayed its financial filings.

The Fund maintained its interest in solar adding to shares of Japanese companies which produce solar cells, Kyocera, Sharp and Sanyo, as well as a Canadian company, ATA Tooling which manufactures Photowatt solar products.

FUEL CELLS: Global Thermoelectric, a Canadian company fuel cell holding merged with the Fund's largest holding FuelCell Energy (FCEL)in the fourth quarter. The Fund sold 55,800 shares of FuelCell Energy, which was the number of new FCEL shares obtained from the merger. This was so as to retain a degree of diversification of investments. Shares of fuel cell companies, including Plug Power, Hydrogenics and Medis were weak early in the year, but rebounded strongly as the year progressed on hopes for an energy bill and when they gained attention after the blackout in August. Two industrial catalyst companies, Engelhard and Johnson Matthey, each with affiliations with the smaller fuel cell companies, performed reasonably well.

WIND: Late in the fourth quarter the Fund's two Danish wind power holdings also announced a merger, NEG-Micon merging into Vestas which the Fund retains. The shares of each performed well in 2003, although NEG-Micon reported poor earnings late in the year.

HYDROELECTRIC: Shares of our American Hydroelectric investment, Idacorp (which is also developing fuel cells) were weak on account of both poor hydro-electric conditions in its service area, and its tangential involvement in the collapse of electric energy trading. Shares of our Australian Hydroelectric and Windpower investment were steady. The Fund added to its Hydro investments by purchasing shares of Fortis, a Canadian company.

NATURAL GAS UTILITIES: Our several natural gas utility shares performed reasonably well, with the exception of Nicor, a utility in Illinois which was accused of improper accounting of a natural gas price component of retail energy bills.

ENERGY CONSERVATION RELATED INVESTMENTS: Shares of investments in semi-conductor companies, International Rectifier and Linear Technology, whose products include energy saving devices performed exceptionally well. Shares of Cree, a developer and manufacturer of Light Emitting Diodes, used for efficient lighting, were volatile, while shares of Baldor Electric performed adequately as the company showed good cash flow and mediocre earnings.

NATURAL FOODS: The Fund's holdings in the natural foods industry, United Natural Foods and SunOpta (formerly Stake Technologies) performed exceptionally well.

WATER: The Fund added holdings in this category which performed reasonably well. Aqua America, formerly Philadelphia Suburban, is a water utility with customers spread out in several regions, in the mold of a former holding American Water Works, which was acquired by a German company last year. Ionics is a water purification company which has particular expertise in desalination and has customers in the states and abroad. Badger Meter manufactures water meters, increased its dividend and reported increased earnings. Tetra Tech provides water management engineering services.

RECYCLING: Paper recycling investments, Caraustar which makes recycled packaging, and Kadant, which makes paper recycling equipment, both performed reasonably well.

CASH AND TREASURY HOLDINGS: We ended the year with 13.7% of net assets in cash, socially responsible banks and U.S. Treasury Bills. This was a reduction from approximately 27.2% of total assets held in cash equivalents at the end of last year. This was a function both of the increased value of our portfolio holdings and additional stock investments. The yield on short- term treasury bills was less than 1% by the end of the year.

INCOME FROM DIVIDENDS AND INTEREST/EXPENSES: Dividend income and interest income (and the Fund's net ordinary income) were each less than last year. Fund expenses. were marginally less than last year, with a slight decrease in the advisory fee and an increase in auditing costs.

REALIZED AND UNREALIZED CAPITAL GAIN/LOSS: The Fund realized capital losses on the sale of a number of holdings, most significantly a loss on shares of AstroPower, but unrealized gains increased substantially and returned to a positive balance as of December 31, 2003.

CORPORATE GOVERNANCE AND REGULATORY ISSUES: There was a continuation of new securities rules and regulations issued by the Securities Exchange Commission. Shareholders added two new Directors in September, Murray Rosenblith and Preston Pumphrey. Mr. Pumphrey was elected by the Directors to serve with Dorothy Wayner as a member of the Fund's Audit Committee.

STRATEGY: The Fund's strategy continues to seek long-term gain by investing in clean energy and environmentally oriented investments, both in the United States and abroad, with concern for socially responsible behavior.

In September, the Fund Directors submitted to shareholders a proxy proposal to permit increased investment in overseas companies where there is greater interest in alternative energy and more supportive national policies. The proposal to invest up to 35% of assets in the shares of foreign companies was approved in January 2004 by an affirmative vote of 97% of those who voted.

                              [LINECHART OMITTED]


Value of $10,000 Investment Over Past 10 Years

                Fund              S&P 500         Russell 2000


           1993         $9,525.00      $10,000.00      $10,000.00
           1994         $9,172.50      $10,189.70       $9,817.84
           1995        $10,960.50      $13,885.30      $12,610.06
           1996        $12,419.80      $17,034.90      $14,690.00
           1997        $13,795.80      $22,674.00      $17,974.80
           1998        $12,412.00      $29,103.30      $17,517.03
           1999        $13,462.70      $35,181.20      $21,240.69
           2000        $20,431.30      $32,003.70      $20,599.03
           2001        $17,893.00      $28,211.10      $21,111.11
           2002        $12,609.20      $22,489.90      $16,786.59
           2003        $15,574.60      $28,245.70      $24,718.88

                           NEW ALTERNATIVES FUND, INC.
                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2003

COMMON STOCKS:  86.58%
                                                                             SHARES            MARKET VALUE
                                                                             ------            ------------
Alternate Energy as a Group:                             28.09%
 ALTERNATE ENERGY (GENERAL):                              7.79%
 **Fortis Inc. (Canada)                                                      20,000                 911,588
 Idacorp Inc.                                                                85,000               2,543,200
 Distributed Energy Systems                                                  10,000                  28,600
                                                                                               ------------
                                                                                                  3,483,388
                                                                                               ------------
ALTERNATE ENERGY (FUEL CELL):                            10.93%
 *FuelCell Energy, Inc.                                                     300,000               3,900,000
 *Hydrogenics Corp.                                                         100,000                 616,000
 *Medis Technologies Ltd.                                                     7,500                  80,250
 *Plug Power Inc.                                                            40,000                 290,000
                                                                                               ------------
                                                                                                  4,886,250
                                                                                               ------------
ALTERNATE ENERGY (SOLAR CELL):                            5.19%
  ATS Automation (Canada)                                                    15,000                 147,998
  Kyocera Corp. (ADR) (Japan)                                                25,000               1,675,000
  Sanyo Electric (Japan)                                                     10,000                 259,100
  Sharp Corp. Ltd. (Japan)                                                   15,000                 236,681
                                                                                               ------------
                                                                                                  2,318,778
                                                                                               ------------
ALTERNATE ENERGY (WIND):                                  3.01%
 **Pacific Hydro (Australia)                                                 91,365                 205,140
 **Vestas Wind Systems (Denmark)                                             70,000               1,138,375
                                                                                               ------------
                                                                                                  1,343,515
                                                                                               ------------
ALTERNATE ENERGY RELATED:                                 1.17%
  Matsushita Electric (ADR) (Japan)                                          15,000                 209,100
  Genencor International                                                     20,000                 315,000
                                                                                               ------------
                                                                                                    524,100
                                                                                               ------------
INDUSTRIAL  CATALYSTS (FUEL CELLS
& CLEAN AIR):                                             2.69%
  Engelhard Corp.                                                            25,000                 748,750
  **Johnson Matthey (United Kingdom)                                         25,800                 453,085
                                                                                               ------------
                                                                                                  1,201,835
                                                                                               ------------
WATER:                                                    7.75%
 Ameron International                                                        15,000                 520,350
 Badger Meter                                                                35,000               1,335,250
 Ionics, Inc.                                                                15,000                 477,750
 Philadelphia Suburban (Aqua America)                                        40,000                 884,000
 *Tetra Tech                                                                 10,000                 248,600
                                                                                               ------------
                                                                                                  3,465,950
                                                                                               ------------


The accompanying notes are an integral part of these financial statements.

                           NEW ALTERNATIVES FUND, INC.
                       SCHEDULE OF INVESTMENTS (CONTINUED)
                                DECEMBER 31, 2003

                                                                             SHARES             MARKET VALUE
                                                                             ------             ------------
ENERGY CONSERVATION:                                      6.38%
 Baldor Electric                                                             45,000                1,028,250
 Cree, Inc.                                                                  15,000                  265,350
 *Intermagnetics General Corp.                                               25,000                  554,000
 *International Rectifier                                                    10,000                  494,100
 Itron, Inc.                                                                  5,000                   91,800
 Linear Technology Corp.                                                     10,000                  420,700
                                                                                                ------------
                                                                                                   2,854,200
                                                                                                ------------
NATURAL FOODS:                                            4.65%
 *SunOpta, Inc. (Canada)                                                     50,000                  461,500
 *United Natural Foods                                                       45,000                1,615,950
                                                                                                ------------
                                                                                                   2,077,450
                                                                                                ------------
RECYCLING:                                                0.88%
 *Caraustar Industries                                                        5,000                   69,000
 Kadant, Inc.                                                                15,000                  324,750
                                                                                                ------------
                                                                                                     393,750
                                                                                                ------------
NATURAL GAS
TRANSMISSION & DISTRIBUTION:                             32.72%
 Atmos Energy Corp.                                                          75,000                1,822,500
 Chesapeake Energy                                                           20,000                  271,600
 *Golar LNG Ltd. (Norway)                                                    35,000                  500,150
 KeySpan Corp.                                                               70,000                2,576,000
 Laclede Group                                                               20,000                  571,000
 New Jersey Resources                                                        52,000                2,002,520
 Nicor Inc.                                                                  25,000                  851,000
 Piedmont Natural Gas                                                        25,000                1,086,500
 South Jersey Industries                                                     52,000                2,106,000
 Questar Corp.                                                               65,000                2,284,750
 WGL Holdings                                                                20,000                  555,800
                                                                                                ------------
                                                                                                  14,627,820
                                                                                                ------------
OTHER (INDUSTRIAL GASES INCLUDING
HYDROGEN):                                                3.42%
----------
 Praxair Inc.                                                                40,000                1,528,000
                                                                                                ------------
TOTAL COMMON STOCK (COST $31,814,453.81)                                                        $ 38,705,037
                                                                                                ============

The accompanying notes are an integral part of these financial statements.

                           NEW ALTERNATIVES FUND, INC.
                       SCHEDULE OF INVESTMENTS (CONTINUED)
                                DECEMBER 31, 2003

CASH, SAVINGS ACCOUNTS,
30 DAY CERTIFICATES OF DEPOSITS AND
U.S. TREASURY BILLS:                                     13.42%

SOCIALLY CONCERNED BANKS
  Alternatives Federal Credit Union maturity 12/31/03
    Savings 0.75%                                                                              $    100,000
  Chittenden Bank
     Money Market 0.70%                                                                             100,000
  Community Capital Bank
    Certificate of Deposit maturity 1/1/04 1.00%                                                    100,000
  Self-Help Credit Union
    Certificate of Deposit maturity 2/11/04 1.16%                                                   100,000
  South Shore Bank
    Certificate of Deposit maturity 1/24/04 0.90%                                                   100,000

  U.S. Treasury Bills (at various yields maturing at various dates in
  January 2004 maturity value $5,500,000)                                                         5,498,722
                                                                                               ------------
TOTAL MARKET DEPOSITS AND TREASURY BILLS                                                       $  5,998,722
                                                                                               ============

Total Common Stock (86.58%)                                                                    $ 38,705,037
Bank Money Market and U.S. Treasury Bills (13.42%)                                                5,998,722
                                                                                               ------------

TOTAL INVESTMENTS (100%)                                                                       $ 44,703,758
                                                                                               ============

*Securities for which no cash dividends were paid during the fiscal year.

** Foreign Exchange Securities traded on a foreign exchange.

The accompanying notes are an integral part of these financial statements.

                           NEW ALTERNATIVES FUND, INC.
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2003


                                     ASSETS

Investment securities at fair value (Cost: $31,814,454) (Notes 2A and 5) .   $38,705,037
U.S. Treasury Bills at fair value ........................................     5,498,722
Cash, Savings and Certificates of Deposit ................................       500,000
Cash .....................................................................       181,828
Receivables: Dividends ...................................................        56,265
             Interest ....................................................         1,004
             Portfolio securities sold ...................................          --
             Subscriptions ...............................................        58,916
Prepaid Insurance & Filing Fees ..........................................         7,982
                                                                             -----------

TOTAL ASSETS .............................................................   $45,009,754
                                                                             ===========

                                   LIABILITIES

Payables:
Capital stock reacquired .................................................   $     4,103
Advisory fee .............................................................        28,982
Other accounts payable and accruals ......................................        27,556
Dividend distribution payable ............................................        47,973
                                                                             -----------

TOTAL LIABILITIES ........................................................       108,614
                                                                             -----------

NET ASSETS ...............................................................   $44,901,140
                                                                             ===========

                             ANALYSIS OF NET ASSETS

Net capital paid in shares of capital stock ..............................    44,533,771
Distributable earnings ...................................................       367,369
                                                                             -----------

NET ASSETS (equivalent to $29.69 per share based on 1,512,199.311
            shares of capital stock outstanding) .........................   $44,901,140
                                                                             ===========

The accompanying notes are an integral part of these financial statements

                          NEW ALTERNATIVES FUND, INC.
                             STATEMENT OF OPERATIONS
                    FOR THE PERIOD ENDING DECEMBER 31, 2003


INVESTMENT INCOME:

Dividends (net of foreign withholding taxes of $4,470) ........   $    797,293
Interest ......................................................         78,661
Other net income ..............................................          1,153
                                                                  ------------
Total Income ..................................................        877,107
                                                                  ------------

EXPENSES:

Management fee (note 4) .......................................        297,364
Custodian fees: PFPC Trust ....................................         24,300
Other .........................................................          1,031
Auditor .......................................................         26,024
Directors .....................................................          2,500
Filing fees ...................................................         11,519
Postage and printing ..........................................         13,200
Bond and insurance ............................................          8,088
Transfer Agent-PFPC, Inc. .....................................         49,850
Fund pricing-PFPC, Inc. .......................................         32,981
Shareholder service costs .....................................         83,307
                                                                  ------------
Total Expenses ................................................        550,164
                                                                  ------------

NET INVESTMENT INCOME .........................................        326,943
                                                                  ------------

NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS

REALIZED GAIN ON INVESTMENTS (NOTE 2B & 5)

Proceeds from sales ...........................................     10,105,844
Cost of securities sold .......................................    (12,174,465)
Foreign currency transactions (gains/loss) ....................         (7,989)
                                                                  ------------
Net Realized Gain/Loss ........................................     (2,076,610)
                                                                  ------------

UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS

Beginning of period ...........................................     (3,498,307)
End of period .................................................      6,890,583
Foreign currency translations .................................            211
                                                                  ------------
Total Unrealized Appreciation (Depreciation) For The Period ...     10,389,101
                                                                  ------------

Net Realized and Unrealized Gain (Loss) On Investments ........      8,312,492
                                                                  ------------

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS   $  8,639,435
                                                                  ============

The accompanying notes are an intergral part of these financial statements.

                          NEW ALTERNATIVES FUND, INC.
                       STATEMENT OF CHANGES IN NET ASSETS
                     YEAR ENDED DECEMBER 31, 2003 AND 2002

                                                                 2003            2002
FROM INVESTMENT ACTIVITIES:
---------------------------

Net investment income                                        $    326,943    $    373,183
Net realized gain (loss) from security transactions
   and foreign currency transactions                           (2,076,610)     (4,459,934)
Unrealized appreciation (depreciation) of investments          10,389,102     (10,980,355)
                                                             ------------    ------------

Increase (decrease) in net assets derived from
investment activities                                           8,639,435     (15,067,106)
                                                             ------------    ------------

DISTRIBUTIONS TO SHAREHOLDERS:
------------------------------

From net investment income dividends to shareholders             (319,119)       (369,254)

Distributions (capital gain) to shareholders                            0               0

FROM CAPITAL SHARE TRANSACTIONS:
--------------------------------

Net increase (decrease) from
Capital transactions (note 3)                                    (141,739)      2,913,950
                                                             ------------    ------------

INCREASE (DECREASE) IN NET ASSETS:                              8,178,577     (12,522,410)


NET ASSETS AT:
--------------

Beginning of the period                                        36,722,563      49,244,973
                                                             ------------    ------------

END OF THE PERIOD                                            $ 44,901,140    $ 36,722,563
                                                             ============    ============

The accompanying notes are an integral part of these financial statements

                           NEW ALTERNATIVES FUND, INC.
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                         PERIOD ENDING DECEMBER 31, 2003


1) ORGANIZATION - The Fund is registered as an open-end investment company under the Investment Company Act of 1940, as amended. The Fund commenced operations September 3, 1982. The investment objective of the Fund is to seek long-term capital gains by investing in common stocks that provide a contribution to a clean and sustainable environment.

2) ACCOUNTING POLICIES - The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of these financial statements. The policies are in conformity with generally accepted accounting principles:

     A. SECURITY VALUATION - Listed investments are stated at the last reported sale price at the closing of a national securities stock exchange and the NASD National Market System on December 31, 2003 and at the mean between the bid and asked price on the over the counter market if not traded on the day of valuation.

     B. FOREIGN CURRENCY - Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts at the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions.

The company does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Reported net realized foreign exchange gains or losses arise from sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund's books and the U.S. dollar equivalent of the amounts actually received or paid.

     C. SECURITY TRANSACTIONS AND RELATED INVESTMENT INCOME - Security transactions are accounted for on the trade date (date order to buy or sell is executed). Realized gains and losses from security transactions are reported on a first in, first out basis if not traded on the day of valuation. Short-term notes are stated at amortized cost which approximates fair value.

     D. INVESTMENT INCOME AND EXPENSE RECOGNITION - Dividend income is recorded as of the ex-dividend date. Expenses are accrued on a daily basis.

     E. FEDERAL INCOME TAXES - No provision for federal income tax is believed necessary since the Fund distributes all of its taxable income to comply with the provisions of the Internal Revenue Code applicable to investment companies. The aggregate cost of the securities (common stocks) owned by the Fund on December 31, 2003 for federal tax purposes is $31,814,454.

The Fund had realized capital losses of $2,076,610 for 2003 and $4,456,809 for 2002 which can be carried forward to future years to offset future net realized capital gains through 2011 and 2010 respectively.

                           NEW ALTERNATIVES FUND, INC.
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                         PERIOD ENDING DECEMBER 31, 2003


      F. USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

3) CAPITAL STOCK - There are 8,000,000 shares of $1.00 par value capital stock authorized. On December 31, 2003, there were 1,512,199.311 shares outstanding. Aggregate paid in capital including reinvestment of dividends was $44,533,771. Transactions in capital stock were as follows:

                                             Year End 12/31/03              Year End 12/31/02
                                             -----------------              -----------------
                                        Shares          Amount               Shares           Amount
Capital stock sold                   119,607.769      $2,984,036          177,206.401        $5,145,016
Capital stock issued
Reinvestment of dividends              9,137.686         271,259           13,397.950           324,605
Redemptions                         (133,255.877)     (3,397,034)         (92,704.716)       (2,555,670)
                                    ------------      -----------         -----------        ----------
Net Increase (Decrease)               (4,510.422)     $ (141,739)          97,899.635        $2,913,951
                                    ============      ===========         ===========        ==========

4) MANAGEMENT FEE AND OTHER TRANSACTIONS WITH AFFILIATES - Pursuant to agreements, Accrued Equities, Inc. serves as investment advisor to the Fund. The Fund pays to Accrued Equities, Inc. an annual management fee of 1.00% of the first $10 million of average net assets; 0.75% of the next $20 million; 0.50% of net assets over $30 million and 0.45% of assets over $100 million. If the net annual expenses of the Fund (other than interest, taxes, brokerage commissions, extraordinary expenses) exceed the most restrictive limitation imposed by any state in which the Fund has registered its securities for sale, Accrued Equities, Inc. reduces its management fee by the amount of such excess expenses. The annualized expense ratio for the period ended December 31, 2003 was 1.39%. The Fund pays no remuneration to its officers, David Schoenwald and Maurice Schoenwald, who are also Directors. They are also officers of Accrued Equities, Inc. Accrued Equities, Inc. is the principal underwriter for the Fund. There is a commission of 4.75% on most new sales. The commission is shared with other brokers who actually sell new shares. Their share of the commission may vary. The Fund paid Accrued Equities, Inc. a total of $15,256 in underwriting fees for the period ended December 31, 2003. The Fund also paid Accrued Equities, Inc. $26,941 in commissions for the period ended December 31, 2003.

5) PURCHASES AND SALES OF SECURITIES - For the year ended December 31, 2003, the aggregate cost of securities purchased totaled $12,891,973. Net realized gains
(loss) were computed on a first in, first out basis. The amount realized on sales of securities for the year ended December 31, 2003 was $10,105,844.

6) DIRECTORS FEES - The amount charged for the year ended December 31, 2003 for Directors compensation was $2,500. Only non-interested Directors are compensated. A non-interested Director is not part of the management of the Fund. Each non-interested Director receives $500 of compensation, or $1,000 for members of the Audit Committee, and may also receive payment for travel costs to Directors meetings. There was no additional compensation paid to any Director for board service other than that stated. See note 4 for compensation regarding interested Directors.

7) PROXY VOTING - The Fund has proxy voting policies which are available, without charge, upon request by calling the Fund at 800-423-8383. Proxy votes of the Fund are available by calling the Fund.

                              Joseph A. Don Angelo
                           Certified Public Accountant
                               22 Jericho Turnpike
                             Mineola, New York 11501



                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders and
Board of Directors of
New Alternatives Fund, Inc.

We have audited the accompanying statement of assets and liabilities of New Alternatives Fund, Inc., including the schedule of investments, as of December 31, 2003, and the related statements of operations for the year then ended and statements of changes in net assets for each of the last two years and the financial highlights for each of the last four years in the period then ended. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The 1999 and the prior years financial highlights were audited by other auditors whose report, dated February 8, 2000, expressed an unqualified opinion on them.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2003, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of New Alternatives Fund, Inc. as of December 31, 2003, the results of its operations for the year then ended, the changes in net assets for each of the last two years in the period then ended, and the financial highlights for the each of the last four years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.


/S/
------------------------
Joseph A. Don Angelo
Mineola, New York
February 22, 2004